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              Brock Silverstein McAuliffe LLC


    One Citicorp Center                                      (212) 371-2000
        56th Floor                                       Fax (212) 371-5500
  New York, NY 10022-4611

                                 December 9, 1998


BY ELECTRONIC TRANSMISSION
--------------------------


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                                 Re: Claimsnet.com inc.
                                     ------------------


Ladies and gentlemen:

      On behalf of Claimsnet.com inc., a Delaware corporation (the "Company"), we hereby withdraw the Registration Statement on Form 8-A (File No. 0-25143) under Section 12(g) of the Securities Exchange Act of 1934, as amended, filed with the Securities and Exchange Commission on December 7, 1998.

      Please contact the undersigned if we may be of assistance.

                                     Sincerely,


                                     /s/ Robert Steven Brown
                                     -----------------------
                                         Robert Steven Brown

Enclosures
cc: Sarah Cunningham, Esq.